Exhibit 5.1

Holland & Knight

2929 Arch Street, Suite 800 | Philadelphia, PA 19104 | T 215.252.9600 | F 212.867.6070

Holland & Knight LLP | www.hklaw.com

July 1, 2022

Gaming and Leisure Properties, Inc.

845 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

Re: Shelf Registration Statement on Form S-3 (Registration No. 333-233213)

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (Registration No. 333-233213) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2019 by Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Company”), pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”). We are rendering this opinion letter as your Pennsylvania counsel in connection with the filing of a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) and final prospectus supplement (the “Final Prospectus Supplement”), dated June 28, 2022, to the prospectus included in the Registration Statement (the “Prospectus”). The Prospectus Supplement relates to the offering by the Company of an aggregate of 7,935,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the Underwriting Agreement, dated June 28, 2022 (the “Underwriting Agreement”), among the Company and the several underwriters named in the Underwriting Agreement.

As your Pennsylvania counsel, we have examined all such documents that we have considered necessary in order to enable us to render this opinion letter, including, but not limited to, (i) the Registration Statement and the Prospectus; (ii) the Preliminary Prospectus Supplement and Final Prospectus Supplement; (iii) the Underwriting Agreement; (iv) the Company’s Articles of Incorporation, as amended; (v) the Company’s Bylaws, as amended; (vi) certain resolutions adopted by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares (the “Board Resolutions”); (vii) certain corporate records and instruments; and (viii) such laws and regulations as we have deemed necessary for the purposes of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of and conformity to originals of such documents that have been presented to us as duplicates or certified or conformed copies, the accuracy, completeness and authenticity of originals, the due execution and delivery of all documents (except that no such assumption is made as to the Company) where due execution and delivery are a prerequisite to the effectiveness thereof, and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinion expressed herein, which were not independently established or verified, we have relied, to the extent we have deemed reasonably appropriate, upon statements and representations or certificates of officers or directors of the Company.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this opinion letter, the Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered by the Company in exchange for payment therefor in accordance with the Underwriting Agreement, and the Board Resolutions, as the case may be, such Shares will be validly issued, fully paid and non-assessable.

The opinion herein is limited to the corporate laws of the Commonwealth of Pennsylvania, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the Commonwealth of Pennsylvania. To the extent that any matter as to which our opinion expressed herein would be governed by the laws of any jurisdiction other than the Commonwealth of Pennsylvania, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinion expressed herein after the date hereof.

We consent to your filing this opinion letter as an exhibit to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement). We also consent to the identification of our firm as Pennsylvania counsel to the Company in the section of the Preliminary Prospectus Supplement and Final Prospectus Supplement titled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ HOLLAND & KNIGHT LLP